Exhibit 99.2

ClearOne announces change in leadership

Derek Graham, current Senior Vice President of R&D elevated as the interim CEO

SALT LAKE CITY, UTAH – May 25, 2022 – The Board of Directors of ClearOne, Inc. (NASD: CLRO) today announced the termination of its Chief Executive Officer, Zee Hakimoglu, and the appointment of Derek Graham, Senior Vice President of Research & Development, as the interim Chief Executive Officer.

"Derek Graham joined ClearOne in 2003 and has overseen the development and introduction of multiple generations of ClearOne products and has authored patents critical to ClearOne's success. I am confident that Derek will bring fresh perspectives to the challenges faced by ClearOne, energize our employees, and connect with our partners with trust and care," said Eric Robinson, Chairman of ClearOne.

"I am pleased to be entrusted with this opportunity and thank our Board of Directors for their confidence in me. I have no doubt that ClearOne will overcome the current challenges with the combined strength of our team, products and solutions, intellectual property, brand value, and channel relationships," said Derek Graham, CEO of ClearOne.

Derek Graham will enjoy the support of the core management team which consists of the following members:

Narsi Narayanan, Chief Financial Officer, who has been with ClearOne since 2009 will continue to lead Finance, Manufacturing Operations, Partner Support, and Information Technology teams.

Ketan Merchant, Vice President of Video Technologies, who has been with ClearOne since 2015 will continue to lead Video Engineering, Technical Support, and Marketing teams.

David Lambert, Vice President of Audio Technologies, who has been with ClearOne since 1986 will continue to lead the Audio Engineering team.

David Wang, Vice President of Sales for APAC, who has been with ClearOne since 2004 will continue to lead the Asia Pacific Sales team.

Grifiths Zachariah, Vice President of Sales for Europe, Middle East, India, Africa and Oceania, who has been with ClearOne since 2011 will continue to lead the respective sales teams.

Jim Mergens, promoted to Vice President of Sales for Americas has been with ClearOne since 2003.

About ClearOne

ClearOne is a global market leader enabling conferencing, collaboration, and network streaming solutions. The performance and simplicity of its advanced, comprehensive solutions offer unprecedented levels of functionality, reliability, and scalability. Visit ClearOne at www.clearone.com.

Forward Looking Statements

This release contains “forward-looking” statements that are based on present circumstances and on ClearOne’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements and any statements of the plans and objectives of management for future operations and forecasts of future growth and value and the possible outcomes of litigation, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Such forward-looking statements are made only as of the date of this release and ClearOne assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. The information in this press release should be read in conjunction with, and is modified in its entirety by, the Annual Report on Form 10-K (the “10-K”) filed by the Company for 2021 with the Securities and Exchange Commission (the “SEC”) and all of the Company’s other public filings with the SEC (the “Public Filings”).

Contact:

Bob Griffin

801-975-7200

investor_relations@clearone.com

http://investors.clearone.com